Exhibit 99.1

Alabama National BanCorporation Announces Appointment of

Drayton Nabers to its Board of Directors

FOR IMMEDIATE RELEASE – Birmingham, Alabama (June 22, 2007) – Alabama National BanCorporation (“ANB”) (NASDAQ/Global Select Market: ALAB) announced the appointment of Drayton Nabers, Jr. to its board of directors. Mr. Nabers, who is a shareholder with the law firm of Maynard, Cooper & Gale, P.C., rejoins the ANB board after serving as a director from 1995 to 2003.

Prior to joining Maynard, Cooper & Gale in March, Mr. Nabers served as the Chief Justice of the Alabama Supreme Court from June 2004 to January 2007. He served as the Finance Director for the State of Alabama in 2003 and 2004 after a distinguished 23-year career at Protective Life Corporation, where he served as Chief Executive Officer from 1992 through 2001 and Chairman from 1994 until his 2002 retirement.

“We are gratified that Drayton has agreed to rejoin our board of directors,” said John H. Holcomb, III, Alabama National’s Chairman and CEO. “His wisdom, experience, and integrity will prove very valuable to our company in helping to guide our future.”

Mr. Nabers is a graduate of Princeton University and the Yale School of Law. Upon completion of his law degree, he served as a Clerk for U.S. Supreme Court Justice Hugo Black in 1965-1966. He is currently a director of Infinity Property and Casualty Corporation, and also previously served as a director of Energen Corporation, ProAssurance Corporation, and Protective Life Corporation. His numerous civic activities include having served as Chairman of Leadership Birmingham, Chairman of United Way of Central Alabama, and Chairman of Cornerstone Schools of Alabama. He is a Member of the Alabama Academy of Honor. He is also the author of the book The Case for Character.

ANB is a bank holding company operating 102 banking locations through eleven bank subsidiaries in Alabama, Florida and Georgia. Alabama subsidiaries include: First American Bank in north central Alabama; Alabama Exchange Bank in Tuskegee; and Bank of Dadeville. Florida subsidiaries are: Indian River National Bank in Vero Beach; First Gulf Bank, N.A. in Escambia County, Florida and Baldwin County, Alabama; Florida Choice Bank in Central Florida including metro Orlando; Community Bank of Naples, N.A.; CypressCoquina Bank in Ormond Beach; and Millennium Bank in Gainesville. ANB has two subsidiaries in Georgia: Georgia State Bank and The Peachtree Bank, both in metropolitan Atlanta. ANB provides full banking services to individuals and businesses. Commercial mortgage services, including the origination of permanent commercial real estate mortgage loans for various lenders, are provided by Byars and Company, a division of First American Bank. Brokerage services are provided to customers through First American Bank’s wholly owned subsidiary, NBC Securities, Inc. Investments are not bank guaranteed, not FDIC insured and may lose value.

Alabama National BanCorporation common stock is traded on the NASDAQ Global Select Market under the symbol “ALAB.”

Contacts:
John H. Holcomb, III	William E. Matthews, V
Chairman of the Board	Executive Vice President
and Chief Executive Officer	and Chief Financial Officer
Alabama National BanCorporation	Alabama National BanCorporation
(205) 583-3648	(205) 583-3650